Exhibit 24(b)(8.11)

SECOND AMENDMENT TO SELLING AND SERVICES AGREEMENT

This Second Amendment to the Selling and Services Agreement (the "Second Amendment") is made and entered into as of the 1st day of January, 2003 by and between ING Financial Advisers, LLC ("IFA"), ING Life Insurance and Annuity Company ("ILIAC") and Alliance Fund Distributors, Inc. ("Distributor")

WHEREAS, IFA, ILIAC and the Distributor are parties to a Selling and Services Agreement dated as of July 26, 2000 (the "Agreement"); and

WHEREAS, the parties now desire to modify the Agreement to include as an exhibit to the Agreement Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation's Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System.

NOW, THEREFORE, in consideration of the premises and mutual covenants and promises expressed herein, the parties agree as follows:

•         The Agreement is amended to reflect that the Exhibit referenced in Section 3(f) of the Agreement is to be entitled "Exhibit 1" and such Exhibit 1 is that which is attached to this Second Amendment as Exhibit 1 and which is now to be included and is hereby declared to be a part of the Agreement.

IN WITNES WEHREREOF, the parties have executed this Second Amendment as of the date first above written.

ING Financial Advisers, LLC

ING Life insurance and annuity company

By:

/s/  Christina Lareau

By:

/s/  Laurie M. Tillinghast

          Vice President

         Vice President

Type Name:

Christina Lareau

Type Name:

Laurie M. Tillinghast

Date:

May 16, 2003

Date:

May 16, 2003

allliance fund distributors, inc.

By:

/s/  Edmund P. Bergan, Jr.

Type Name:

Edmund P. Bergan, Jr.

Date:

April 29, 2003

EXHIBIT 1

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1.      As provided in Section 2(f) of the Selling and Services Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation (“NSCC”) and its subsidiary systems as follows:

(a)    Distributor or the Funds will furnish to the Company or its affiliate through NSCC’s Mutual Fund Profile System (“MFPS”) (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (4) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor.  All such information shall be furnished to the Company or its affiliate by 7:00 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available.  Changes in pricing information will be communicated to both NSCC and the Company.

(b)   Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, the Company or its affiliate will calculate the net purchase or redemption order for each Fund.  Orders for net purchases or net redemptions derived from Instructions received by the Company or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) by 5:00 a.m. Eastern Time on the next Business Day.  Subject to the Company’s or its affiliate’s compliance with the foregoing, the Company or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by the Company or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions.  Instructions received in proper form by the Company or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day.  Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c)    The Company or its affiliate will wire payment for net purchase orders by the Fund’s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by the Company  or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC.  For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d)   NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e)    With respect to (c) or (d) above, if Distributor does not send a confirmation of the Company’s or its affiliate’s  purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)    If on any day the Company or its affiliate, or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or the Company or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g)   These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law.  The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.         The Company or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized.  Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3.         Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.